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                                                                   Exhibit 99.13

                                                                           DRAFT
                                                                        11/11/04

                              RETIREMENT AGREEMENT

      THIS RETIREMENT AGREEMENT (this "Agreement") is entered into as of _____________, 2004, by and between Trico Marine Services, Inc., a Delaware corporation (the "Company"), and Joseph S. Compofelice ("Director").

                              W I T N E S S E T H:

      WHEREAS, Director has been elected to serve as a member of the Board of Directors of the Company (the "Board"), and has been designated by the Board as the Chairman of the Board; and

      WHEREAS, the Company desires to provide Director with a retirement benefit subject to the terms and conditions contained herein;

      NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Director agree as follows:

      1. RETIREMENT BENEFIT: Director's retirement benefit under the terms of this Agreement shall equal $20,000 per month, payable on or before the first business day of each month, for a period of twelve months commencing with the first full month that begins on or after the date Director satisfies the eligibility requirements below; provided, however, that if commencement of the monthly retirement benefit on such date would cause any part of the monthly retirement benefit to be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then the commencement date of the monthly retirement benefit shall be deferred to the extent required to avoid such additional taxes and interest. Director's retirement benefit may be increased, but not decreased, effective as of any date determined by the Board.

      2. ELIGIBILITY: Director shall be eligible to receive the retirement benefit under Section 1 upon the first to occur of the following events:

            A. RESIGNATION OR REMOVAL AS CHAIRMAN OF THE BOARD: Director shall cease to serve as Chairman of the Board other than by reason of (i) his removal from such position for Cause (as such term is defined in that certain Nonstatutory Stock Option Agreement dated ________, 2004, by and between the Company and Director (the "Stock Option Agreement")) by the Board or the shareholders of the Company or (ii) his voluntary resignation from such position; provided, however, that the term "voluntary resignation" shall not include a resignation of Director (a) at the request, formal or informal, of the nominating or governance committees of the Board or a majority of the other members of the Board for a reason other than for Cause that Director either resign as a member of the Board or as Chairman of the Board or (b) following a reduction in the amount of Director's monthly director fees.
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            B. CHANGE IN CONTROL: A Change in Control (as such term is defined in the Stock Option Agreement); provided that Director has continuously served as Chairman of the Board from the date of execution of this Agreement until the date immediately prior to the date upon which the Change in Control occurs.

      3. NOTICES: For purposes of this Agreement, notice, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to Director to:

              Joseph S. Compofelice
              3700 Buffalo Speedway, Suite 925
              Houston, Texas 77098

      If to the Company to:

              Trico Marine Services, Inc.
              2401 Fountainview, Suite 920
              Houston, Texas 77057
              Attention:  Chief Executive Officer

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      4. ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

      5. AMENDMENT: This Agreement may not be modified except by an agreement in writing executed by both the Company and Director.

      6. GOVERNING LAWS: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

      7. VALIDITY: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.

      8. COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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      9. EFFECT OF AGREEMENT: Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Director, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            TRICO MARINES SERVICES, INC.


                                            By:_________________________________





                                            ____________________________________
                                            JOSEPH S. COMPOFELICE


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